Exhibit 99.1

Ramaco Resources, Inc. Announces New Chief Financial Officer

Lexington, KY, April 29, 2019 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today announced the appointment of Jeremy Sussman as Chief Financial Officer of the Company, effective in early May 2019. Mr. Sussman will oversee the Company’s accounting, treasury, investor relations and financial planning and analysis from its Lexington, Kentucky office. Randall Atkins, the Company’s Executive Chairman who has also been serving as the Company’s Chief Financial Officer since July 1, 2018, will step down as Chief Financial Officer effective upon Mr. Sussman’s appointment. Mr. Atkins will continue to serve as the Company’s Executive Chairman.

Mr. Sussman has an extensive knowledge of the coal industry through his work over many years as one of the leading mining industry analysts on Wall Street. Most recently, Mr. Sussman served as Managing Director – Mining and Metals at Clarksons Platou Securities (“Clarksons”). Mr. Sussman has worked at Clarksons since April 2013. Prior to that Mr. Sussman had worked as a research analyst focusing on the coal space in a variety of other sell-side and buy-side firms. Mr. Sussman graduated from Georgetown University’s McDonough School of Business in 2005.

Randall Atkins, Ramaco’s Executive Chairman, stated, “We are extremely pleased to have Jeremy joining our team to lead overall financial operations. He brings an unparalleled depth of understanding of the public coal space and operations. We are delighted he will be making the transition to the strategic side of the business after a very successful career on the financial side.”

Jeremy Sussman, Ramaco's incoming Chief Financial Officer stated, "I am thrilled to be joining the Ramaco team at this exciting time in the company's evolution. From my time on Wall Street, I've always viewed Ramaco as a unique growth opportunity in the industry with high quality, low-cost metallurgical reserves, a strong management team and one of the best balance sheets in the space. I am excited to now be part of an impressive team to lead Ramaco as it evolves into one of the leading metallurgical coal producers in the United States."

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia. The Company has five active mines operating from two mining complexes at this time.

News and additional information about Ramaco, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.